Exhibit 99.2

For information contact:
Kelly C. Clarke
April 23, 2015	804.727.6321

Apple Hospitality REIT, Inc. Intends to List its Common Shares on the New York Stock Exchange

Richmond – April 23, 2015 – Apple Hospitality REIT, Inc. (the “Company” or “Apple Hospitality”) announced today that it intends to list its common shares on the New York Stock Exchange (NYSE) under the ticker symbol “APLE” on or about May 18, 2015. The listing remains subject to approval by the NYSE.

As previously announced, immediately prior to, but subject to the effectiveness of, a listing on a national securities exchange, the Company will implement a 50% reverse share split of its common shares. In addition, the Company intends to commence a modified “Dutch Auction” tender offer to purchase up to $200 million of Apple Hospitality’s common shares on or about the anticipated listing date. The Company intends to select the lowest price, within an anticipated range of $19.00 to $21.00 ($9.50 to $10.50 pre-reverse split) per share net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, which would allow the Company to purchase up to the full $200 million of its common shares. If the tender offer is oversubscribed, shares would be accepted on a prorated basis. Following the completion of the tender offer, the Company’s Board of Directors has also authorized a share buyback program of up to $500 million of the Company’s common shares. If and when the share buyback program is commenced, the timing of share repurchases and the number of common shares to be repurchased under this program will depend upon prevailing market conditions, regulatory requirements and other factors. Further details regarding the tender offer and the subsequent buyback program will be made available before the programs are implemented.

As a publicly traded company, Apple Hospitality’s Board of Directors anticipates that the Company will continue to pay distributions on a monthly basis. On April 23, 2015, a monthly distribution at an annual rate of $1.20 (equivalent to $0.60 pre-reverse split) per common share was authorized by the Company’s Board of Directors. This new distribution rate will be payable effective with the planned June 15, 2015 distribution to shareholders of record at the close of business on May 29, 2015. The Board of Directors, in consultation with management, will continue to regularly monitor the Company’s distribution rate relative to the performance of its hotels, capital improvement needs, varying economic cycles, acquisitions and dispositions, and may make adjustments as determined to be prudent in relation to other cash requirements of the Company.

Apple Hospitality intends to continue with the same management team. For additional information about Apple Hospitality’s anticipated listing on the NYSE, we refer you to Apple Hospitality’s website www.applehospitalityreit.com and public filings with the SEC also available at www.sec.gov.

About Apple Hospitality REIT, Inc.
Apple Hospitality REIT, Inc. is a public real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select service, extended stay and full service hotels in the United States. The Company’s portfolio of 173 hotels, with 22,003 guestrooms, is diversified across the Hilton® and Marriott® families of brands with locations in urban, high-end suburban and developing markets across 32 states. For more information, please visit www.applehospitalityreit.com.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase and other related materials, which the Company will publish, send or give to shareholders, and file such materials with the SEC. Shareholders are urged to read carefully the offer to purchase and other related materials when they become available because they contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase and other related materials after they are filed by the Company with the SEC at the SEC’s website at www.sec.gov and also at the Company’s website.

Disclosures
Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements, including statements regarding the timing or certainty of the NYSE listing, tender offer, change in distribution rates and possible share buyback program, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; the ability of Apple Hospitality to provide liquidity opportunities for its shareholders, including a listing on a national securities exchange; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust.  Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved.  In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Hospitality with the SEC on March 6, 2015.  Any forward-looking statement that Apple Hospitality makes speaks only as of the date of this press release.  Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

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